Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements on Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333-197636, 333-206480, 333-209525, 333-220153, 333-229799, 333-230079, 333-257528, and Form F-3 No. 333-236596 of BlackBerry Limited of our report on the consolidated financial statements dated April 6, 2020, except for note 12 which is as of April 1, 2022, which is comprised of the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended February 29, 2020, included in this Annual Report (Form 10-K) of BlackBerry Limited for the year ended February 28, 2022.

/s/Ernst & Young LLP
Chartered Professional Accountants,
Licensed Public Accountants

Waterloo, Canada
April 1, 2022